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FURMANITE CORPORATION IMPLEMENTS INITIATIVES
TO REDUCE SALES COSTS BY 15% AND G&A BY 13%
Company completing consolidation of functions and eliminating positions to improve operations and performance in challenging global economic environment

DALLAS, TEXAS (January 4, 2010) – Furmanite Corporation (NYSE: FRM) today announced that it is implementing initiatives to reduce sales costs by 15% and G&A costs by 13% from current levels. The company is completing the consolidation of functions and eliminating certain positions in marketing, sales, finance, HR and IT to improve its operations and performance in a challenging global economy.

“We are following through on our commitment to further reduce Furmanite’s SG&A costs. While the fourth quarter 2009 and first quarter 2010 will be affected by the expenses associated with these initiatives, the cost reductions realized in sales and G&A will have a favorable effect on our performance in 2010,” said Michael L. Rose, chairman and chief executive officer of Furmanite Corporation. “The measures we are taking now will have no impact on our ability to meet our customers’ needs and attract additional customers. Rather, these measures are allowing us to better align the company’s structure to current and projected market conditions, so that we can operate at peak efficiency and improve our financial performance in the coming year.”

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 70 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.